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                                                                     Exhibit 99


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Florida Progress Corporation
Investor News -  MCL Settlement

Analyst Contacts:
Greg Beuris (727) 820-5734
Lauran Willoughby (727) 820-5737



FLORIDA PROGRESS ANNOUNCES SETTLEMENT IN MCL LAWSUIT

ST. PETERSBURG, FLORIDA, SEPTEMBER 27, 2000 - Florida Progress officials announced today that a settlement has been reached to resolve policyholder litigation against Florida Progress relating to Mid-Continent Life Insurance Company (MCL). Under the terms of the settlement, Florida Progress agreed to contribute an additional $7.5 million plus fees and expenses towards protecting policyholders in the event future premium rate increases are necessary. The settlement is subject to approval by the Oklahoma County District Court. In addition, the Court approved the rehabilitation plan proposed by Oklahoma Insurance Commissioner Carroll Fisher, under which American Fidelity Assurance Company would acquire MCL's policies.

The additional $7.5 million brings the total contribution by Florida Progress to $17.5 million. Florida Progress had already agreed in October of 1999 to contribute $10 million as part of a settlement with Commissioner Fisher in connection with the rehabilitation plan he proposed. In the event future premium rate increases are necessary, the $17.5 million, plus interest accrued, will offset increases until the fund is exhausted.

"Although we have vigorously defended ourselves against this lawsuit, negotiating a reasonable settlement is in the best interest of all parties and removes some of the uncertainty surrounding Mid-Continent, which has gone on for far too long," said Richard Korpan, chairman and CEO of Florida Progress. "We also are very pleased that the Court approved Commissioner Fisher's proposed rehabilitation plan. This means we are very close to resolving this whole issue once and for all."

MCL was placed in temporary receivership in April 1997 at the request of then Oklahoma Insurance Commissioner John Crawford, following his claims that the company could not raise premiums to increase reserve funds. MCL is owned by Progress Capital Holdings, a wholly owned subsidiary of Florida Progress Corporation.

This news release contains a forward-looking statement concerning the possibility of future premium increases and the use of funds set aside to offset those increases. This statement involves risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could affect the result include the outcome of legal proceedings and the returns earned on funds set aside to offset potential premium increases.

Florida Progress is a FORTUNE 500 diversified electric utility holding company based in St. Petersburg, Florida. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities, committed to serving its 1.4 million customers in Florida with competitively priced energy, excellent reliability, and outstanding customer service. Diversified operations include rail services, marine operations, and coal mining and synthetic fuel production.

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